EXHIBIT 10.3

                              WORLD-WIDE EXCLUSIVE
                    ASSIGNMENT, LICENSE AND ROYALTY AGREEMENT

         THIS World-Wide Exclusive Assignment, License and Royalty Agreement (the "Agreement") is made effective this 5th day of July, 2000 by, between and among Hadronic Press, Inc., a Florida Corporation with principal offices at 35246 U. S. 19 North, Suite 115, Palm Harbor, Florida 34684-1909 ("UPI") and EarthFirst Technology, Inc., with principal offices at 7887 Bryan Diary Road, Suite 105, Largo, Florida 33777 ("EFT"). (EFT and HPI, collectively the "Parties")

                                   BE IT KNOWN

         For a period commencing approximately 1978 through the date given above, Dr. Ruggero Maria Santilli ("Dr. Santilli") has developed a technology embodied in a number of scientific journals, reports and periodicals generally under the heading of Hadronic Mechanics or similar identifiers. Over the course of time, Dr. Santilli granted all rights to the results of his research to HPI in exchange for, among other things, partial financial support for a period from approximately 1984 through January 1998. The Santilli-HPI Agreement is annexed hereto and made a part hereof as Exhibit 1.

         During November, 1997, EFT (formerly Toups Technology Licensing, Inc.) was formed as a Florida corporation to, among other things, develop various technologies in particular, a nonfossil, non-polluting alternative fuel. During December, 1997, Dr. Santilli and EFT memorialized their association in that Scientific Consultant Agreement under which Dr. Santilli would provide scientific consultation relating to any EFT technology and EFT would provide the financing and resources necessary to mature Dr. Santilli's theories to practical application.

         At January, 1998, EFT engaged Dr. Santilli as the Company's Scientific Advisor. At January, 1998, Dr. Santilli was predominately engaged in the theoretical practice of his research. At that time Dr. Santilli sought to acquire the funds and expertise to aid in developing equipment to substantiate his Hadronic Mechanics theory as it relates to the production of a non-fossil, non-polluting alternative fuel. During January, 1998 through June, 1998, EFT expended approximately $500,000 and employed engineers, machinists and significant managerial support such that on June 29, 1998, Dr. Santilli submitted a US Patent application for ELECTROMAGNETION, file number 09/106,170. During June, 1998, EFT received the worldwide exclusive rights to ELECTROMAGNETION by virtue of the ELECTROMAGNETION License Agreement, Between June and August, 1998, EFT expended approximately $500,000 and employed engineers, machinists and significant managerial support such that on August 13, 1998, Dr. Santilli submitted a US Patent application for New CHEMICAL SPECIES FOR GASES AND THEIR NEW TECHNOLOGIES, file number 09/133,348.

         From September, 1998 through September, 1999, EFT expended in excess of $1,500,000 and employed engineers, machinists outside consultants and significant managerial support such that on September 11, 1999, Dr. Santilli submitted two US

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Patent applications: MAGNEGAS, A NOVEL, HIGHLY EFFICIENT, NONPOLLUTANT, OXYGEN
RICH AND COST COMPETITIVE COMBUSTIBLE GAS AND ASSOCIATED METHOD file number 09/372,278 and DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON-POLLUTANT GAS FROM UNDERWATER ARCS AND METHOD file number 09/372,277.

         On February 3, 2000, HPI re-assigned its world-wide rights to the above cited patent applications to EFT such assignments are annexed hereto as Exhibit
2. During the course of 1999, Dr. Santilli and EFT developed initial commercial uses based on the aforesaid patent applications for the production of a cutting gas, irrigation water, and the destruction of certain liquid contaminants.

         HPI and EFT now desire to amend their agreements so that all rights to the aforesaid patent applications as well as all derivatives, improvements or associated patents or inventions thereof become housed in one corporate entity. Further, the Parties hereon desire to construct an operating means to efficiently commercialize current and future applications which are based in whole or in part on the foregoing intellectual property as well as all derivatives, improvements or associated patents or inventions thereof.

                                  NOW THEREFORE

         In consideration of the mutual promises and performances set forth herein and ten ($10.00) dollars and other good and valuable consideration, the Parties hereto unequivocally agree to the following terms and conditions.

         ESTABLISHMENT OF USMAGNEGAS, INC.

         1.       FORMATION.

                  a. As a part of this Agreement, HPI shall remit to EFT 80% of the capital stock in USMAGNEGAS, Inc., a Florida corporation formed June 15, 2000. Immediately following the execution of this Agreement, EFT shall thereafter amend the Articles of Incorporation and By-Laws of USMAGNEGAS in the form annexed hereto as Exhibit 3.

                  b. The Parties agree that, at no time, shall any party take any action without the consent of EFT that would preclude or prevent USMAGNEGAS from being considered a subsidiary of EFT which can be consolidated with EFT for tax reporting purposes.

                  c. The Parties agree that, at no time, shall there be more than three Directors of USMAGNEGAS. EFT shall at all times nominate two Members and HPI shall at all times nominate one Member to serve on the USMAGNEGAS Board of Directors. Any additional Directors created by amendment to this Agreement may only be done such that EFT shall at all times nominate 66% and HPI shall nominate 33% of the Members of the USMAGNEGAS Board of Directors.


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

                  d. The Parties agree that should the then USMAGNEGAS Board of Directors approve any funding program which includes the sale of USMAGNEGAS equity in any form, such equity shall be deducted from EFT and not from HPI at all. HPI may not sell any equity for a period of at least three years from the date hereof unless EFT grants advance approval in writing.

                  e. Simultaneous with the execution of this Agreement, John Stanton and Leon Toups shall accept their nomination as Directors of USMAGNEGAS on behalf of EFT and Dr. Santilli shall accept his nomination as a Director of USMAGNEGAS on behalf of HPI.

                  f. At the initial Meeting of Directors following the execution of this Agreement, the USMAGNEGAS Board of Directors shall appoint Mr. Leon Toups to serve as President and Chief Executive Officer of USMAGNEGAS. No other current employees or officers of EFT shall be employed by USMAGNEGAS for any purpose whatever without the unanimous written consent of USMAGNEGAS Board of Directors.

                  g. On or before three months following the effective date of this Agreement, EFT shall cause the formation of EuroMagneGas, Ltd and AsiaMagneGas, Ltd. in essentially the same manner as USMAGNEGAS, particularly items 1.a through 1.c above, and according to that Letter of Intent for EuroMagneGas and AsiaMagneGas attached hereon as Exhibit 4.

                  h. As a point in time when EuroMagneGas is formed and without further action by either party, the Technology Exclusive License and Royalty Agreement annexed hereto as Exhibit 5, shall be rendered automatically non-exclusive as it pertains to the territory encompassing EuroMagneGas. Thereafter, HPI shall enter a separate Technology License and Royalty Agreement which shall be exclusively between HP[ and the then EuroMagneGas corporation. The terms and conditions of such license shall be identical in all respects to the Technology Exclusive License and Royalty Agreement annexed hereto as Exhibit 5 except the section marked "item 6 - Royalties" shall be amended as follows:

                           "6.      ROYALTIES

                                    a.       The Royalty Rate for Licensed
                  Product, Licensed Services and Licensed Systems is three percent (3%) of the gross proceeds of all that EuroMagneGas receives in money or other things of value for leasing, servicing, selling or otherwise commercializing the same, said royalty to be payable on a quarterly calendar basis. The advance Royalty schedule however, shall commence no sooner than 24 months after the formation of EuroMagneGas according to the following schedule:


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

                                             (i)      During the twelve months
                  following the 24 month period of the EuroMagneGas License Agreement, EuroMagneGas shall pay $3,333 per month;

                                             (ii)     During the second twelve
                  months following the 24 month period of the EuroMagneGas License Agreement, EuroMagneGas shall pay $6,667 per month;

                                             (iii)    During the third twelve
                  months following the 24 month period of the EuroMagneGas License Agreement, EuroMagneGas shall pay HPI $ 1 0,000 per month;

                                             (iv)     Advance Royalties set
                  forth in item 6.a(i)-(iii) are recoverable by EuroMagneGas by being creditable against whatever Royalty may become during pursuant to any license agreement".

         No other portion of the EuroMagneGas license shall be any different than that as specified in Exhibit 5 hereto.

                  i. As a point in time when AsiaMagneGas is formed and without further action by either party, the Technology Exclusive License and Royalty Agreement annexed hereto as Exhibit 5, shall be rendered automatically non-exclusive as it pertains to the territory encompassing AsiaMagneGas. Thereafter, HPI shall enter a separate Technology License and Royalty Agreement which shall be exclusively between HPI and the then AsiaMagneGas corporation. The terms and conditions of such license shall be identical in all respects to the Technology Exclusive License and Royalty Agreement annexed hereto as Exhibit 5 except the section marked "item 6 - Royalties" shall be amended as follows:

                           "6.      ROYALTIES

                                    a.       The Royalty Rate for Licensed
                  Product, Licensed Services and Licensed Systems is three percent (3%) of the gross proceeds of all that AsiaMagneGas receives in money or other things of value for leasing, servicing, selling or otherwise commercializing the same, said royalty to be payable on a quarterly calendar basis. The advance Royalty schedule however, shall commence no sooner than 24 months after the formation of AsiaMagneGas according to the following schedule:

                                             (i)      During the twelve months
                  following the 24 month period of the AsiaMagneGas License Agreement, AsiaMagneGas shall pay $3,333 per month;


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

                                             (ii)     During the second twelve
                  months following the 24 month period of the AsiaMagneGas License Agreement, AsiaMagneGas shall pay $6,667 per month;

                                             (iii)    During, the third twelve
                  months following the 24 month period of the AsiaMagneGas License Agreement, AsiaMagneGas shall pay HPI $10,000 per month;

                                             (iv)     Advance Royalties set
                  forth in item 6.a(i)-(iii) are recoverable by AsiaMagneGas by being creditable against whatever Royalty may become during pursuant to any license agreement".

         No other portion of the AsiaMagneGas license shall be any different than that as specified in Exhibit 5 hereto.

         DEFINING THE TECHNOLOGY AND PRE-AGREEMENT ASSIGNMENT THEREOF

         2. TECHNOLOGY. At present, the Technology is defined and embodied in five US Patents Pending as well as future rights to further improvements or new inventions based on the existing US Patents Pending as well as a variety of equipment, automobiles, prototypes and other things of value accumulated since January 1998 as more fully described in items l(a) - l(f) below.

                  a. ELECTROMAGNETION - Serial Number 09/106,170 filed June 29, 1998 - prior to this Agreement the property of EFT by virtue of the Electromagnetion License Agreement;

                  b. NEW CHEMICALS AND THEIR NEW TECHNOLOGIES - Serial Number 09/133,348 filed August 13, 1998 - prior to this Agreement, the property of EFT by virtue of the assignment from HPI and Dr. Santilli to EFT as recorded by the US Patent Office June 6, 2000;

                  c. DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON-POLLUTANT GAS FROM UNDERWATER ARCS AND METHODS THEREOF - Serial Number 09/372,277 filed August 11, 1999 - prior to this Agreement, the property of EFT by virtue of the assignment from HPI and Dr. Santilli to EFT as recorded by the US Patent Office June 6, 2000.

                  d. MAGNEGAS, A NONPOLLUTANT, OXYGEN RICH AND COST COMPETITIVE, COMBUSTIBLE GAS, AND ASSOCIATED METHODS - Serial Number 09/372,278 filed August 11, 1998 - prior to this Agreement, the property of EFT by virtue of the Santilli Technology Exclusive Assignment and Royalty Agreement and as an improvement to


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

those inventions contained in the assignment from HPI and Dr. Santilli to EFT recorded by the US Patent Office June 6,2000

                  e. OVER-UNITY PRODUCTION OF CLEAN NEW ENERGIES BY RECYCLING CONTAMINATED LIQUID WASTE - Serial Number 09/586,926 filed June 5, 2000 - prior to this Agreement, the property of EFT by virtue of the Santilli Technology Exclusive Assignment and Royalty Agreement and as an improvement to those inventions contained in the assignment from HPI and Dr. Santilli to EFT recorded by the US Patent Office June 6, 2000.

                  f. All non-US Patents or patents-pending related to, associated with or derived from the aforesaid US patents-pending.

                  g. All equipment, automobiles, prototypes, drawings, designs and all other things of value related to the Technology which is owned by EFT and is considered an integral part of the Technology.

                  h. In addition to the foregoing, the Technology shall further include any and all things of value relating to the aforesaid patent applications to include all applications, derivatives, improvements or associated patents or inventions thereof.

         3. For the purposes of this Agreement, the term "Technology" shall refer to items 2(a) - 2(g) above.

         REASSIGNMENT OF THE TECHNOLOGY

         4. Immediately prior to this Agreement, EFT is the assignee of the current Technology. At execution of this Agreement, EFT shall assign patent applications 09/133,348, 09/372,277 and 09/372,278 to HPI.

         5. Immediately prior to this Agreement, HPI is the assignee of certain future Technology developments. As a part of this Agreement, HPI shall license their interests in the Technology exclusively to USMAGNEGAS pursuant to that certain License and Royalty Agreement annexed hereto as Exhibit 5.

         6. At execution of this Agreement, EFT shall assign to HPI the following internet domain "magnegas.com", "plasmaarcflow.com",
'magneliquid.com", "hadronicreators.com" and "magnecules.com".

         LICENSING TO USMAGNEGAS, INC. AND ROYALTIES TO HPI

         7. HPI shall License their interests in the Technology exclusively to USMAGNEGAS, Inc. for such compensation and according to the terms of that certain Technology Licensing and Royalty Agreement annexed hereto as
Exhibit 5.


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

         8.       RESPONSIBILITIES OF THE PARTIES

                  a.       EFT shall:

                           (i)      Strictly abide by all the terms and
conditions set forth herein and in any associated agreement or understanding;

                           (ii)     Provide financing, facilities and resources
to facilitate that certain Research and Development program annexed hereto as
Exhibit 6. Any financing provided pursuant to this item 8.a(ii) shall be considered as partial payment for the rights granted EFT hereunder. Financing shall be such that on the 15th of each month, USMAGNEGAS shall identify in writing all cash requirements for the coming month. EFT shall thereafter deposit such sums directly to USMAGNEGAS prior to the 30 of each month such that on the first day of each month during the course of the Research and Development program annexed hereto as Exhibit 6, USMAGNEGAS shall have on deposit all cash requirements stipulated in writing according to the aforesaid formulae.

                           (iii)    Provide USMAGNEGAS sufficient funds in
addition to those stipulated in items 8.a(ii) above so that all advance Royalties are paid in strict accordance with the schedule included as a part of that certain Licensing and Royalty Agreement annexed hereto as Exhibit 5.

                           (iv)     Issue to HPI or their assigns, 1,500,000 EFT
par value $.001 unregistered common shares which thereafter would be eligible for resale pursuant to the terms and conditions of Securities and Exchange Commission Rule 144. The EFT common shares issued pursuant to this item 8.a(iv) shall be issued as consideration for this Agreement and the procurement of future patents by HPI which patents shall all be immediately a part of this Agreement as if they had been FILED and issued as of this date and were made a part hereof. EFT shall cooperate with HPI including executing any appropriate amendment hereto as recommended to provide the most favorable tax treatment of this transaction.

                           (v)      Provide all expenses incurred in the
preparation of this Agreement and the formation of Euro- and AsiaMagneGas.

                           (vi)     USM shall not enter any debt financing.

                  b.       HPI shall

                           (i)      Strictly abide by all the terms and
conditions set forth herein and in any associated agreement or understanding;

                           (ii)     Take all steps necessary and provide all
financing required to complete the various patent applications which constitute items 2(a) - 2(e) as indicated in writing are essential by competent patent counsel. Such patent counsel may be selected solely by HPI. On the 15th of each month, as a part of stipulating


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

finance requirements stated in item 8.a(ii), HPI shall provide a report of such patent prosecution activities including at a minimum, the status of each patent, all patents anticipated in the next twelve months and a description of the funds expensed thereto.

                           (iii)    Take all steps necessary and provide all
financing required to complete the worldwide patent applications as indicated in writing are essential by competent patent counsel. Such patent counsel may be selected solely by HPI. On the 15th of each month, as a part of stipulating finance requirements stated in item 8.a(ii), HPI shall provide a report of such patent prosecution activities including at a minimum, the status of each patent, all patents anticipated in the next twelve months and a description of the funds expensed thereto.

         9. USM shall engage the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., attorney Revelini as corporate attorney.

         TERMINATION OF THIS AGREEMENT

         10. TERMINATION. The Parties hereon acknowledge that major portions of this Agreement will compel either or both Parties to take actions which, in the future, would be difficult to terminate. The reassignment of intellectual property from EFT to HPI, the issuance of common shares from EFT to HPI and the payment of patent prosecution fees by HPI are items which, regardless of the termination of this Agreement, would irrevocably alter the position of both Parties. Those factors which could give rise to the termination of the license rights granted USMAGNEGAS by HPI are set forth in the annexed License and Royalty Agreement. This Agreement therefore may only be terminated:

                  a. Becomes insolvent which insolvency is determined by Certified Independent Public Accountants acceptable to both HPI and EFT;

                  b.       Declares bankruptcy;

                  c. Fails to abide by any terms of this Agreement and such default is not cured within 45 days following notice of such default. Should either Party determine a default has occurred, notice shall be sent in the manner described in item 19 hereon. Following the delivery of a default notice, the receiving Party shall immediately set forth in writing (i) their agreement/disagreement to such default and, if in agreement, specific steps to cure such default within a 45 day period.

                  d. Should the forty-five day period following proper deliver of a default notice pass without corrective action, then this Agreement shall be null and void and there shall be no further obligation of either party.


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

         MISCELLANEOUS

         11. CONFIDENTIALITY. The parties acknowledge their substantial financial and developmental contributions, efforts and commitments to the Technology. As such, the Parties and their Officers shall execute Confidentiality and Non-Disclosure Agreements in the form annexed hereto as
Exhibit 7 and further agree and acknowledge that all key employees of EFT, HPI and USMAGNEGAS and any potential business partners, licensees or other similar persons or entities shall execute a confidentiality and non-disclosure agreement in similar form.

         12. WAIVERS. No waiver of any default shall be implied from any delay or omission by the parties to take action on account of such default, and no express waiver shall affect any default other than the default specified in the waiver and it shall be operative only for the time and to the extent therein stated.

         13. BENEFIT. This Agreement is made and entered into for the sole protection and benefit of EFT and HPI, their successors and assigns and no other person or persons have any right to action hereon or rights as a third party beneficiary as a result of the execution of this Agreement.

         14. ASSIGNMENT. The rights and obligations of either Party hereto are non-assignable.

         15. TERMS. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. This Agreement is the product of intensive negotiations between the parties, and as such, the identity of the drafter shall not be relevant in construction of this Agreement.

         16. GOVERNING LAW AND JURISDICTION. This Agreement and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. The Parties hereby submit to the jurisdiction of the state and federal courts located in Pinellas County, Florida.

         17. SAVINGS CLAUSE. Invalidation of any one or more of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

         18. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         19. CAPTIONS. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.


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

         20. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the Parties and all prior or contemporaneous oral or written agreements, understandings, representations and statements are merged into this Agreement.

         21. NOTICES. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by certified mail or by reputable overnight courier service which shall be addressed as follows:

      IF TO EARTHFIRST TECHNOLOGY              WITH A COPY TO

      Mr. John Stanton                         Mr. Domenic L. Massari, III, Esq.
      President and Chief Executive Officer    601 S. Fremont Avenue
      EarthFirst Technology                    Tampa, Florida  33606
      7887 Bryan Diary Road, Suite 105
      Largo, Florida  33777

      IF TO HADRONIC PRESS, INC.               WITH A COPY TO

      Ms. Carla Santilli                       Mason and Associates
      President and Chief Executive Officer    Peter Revelini, Esq.
      Hadronic Press, Inc.                     Mangrove Bay
      35246 US Highway 19 North, #115          17757 Highway 19 North
      Palm Harbor, Florida 34684-1909          Suite 500
                                               Clearwater, Florida  33764

         22. SURVIVAL. The representations and warranties and provisions of this Agreement shall survive any closing hereunder.

         23. ATTORNEY'S FEES. In the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the other party, which in the event of litigation may include fees and costs incurred at trial, on appeal and incident to any bankruptcy proceeding.

         24. WAIVER OF JURY TRIAL. BY ACCEPTANCE HEREOF, THE PARTIES AGREE THAT NONE OF THEM SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EVIDENCING OR RELATING TO THIS AGREEMENT. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY


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NEGOTIATED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO
EXCEPTIONS.

         25. CLOSING. The Closing shall take place on or before July -, 2000 at 1:00 P.M. at the offices of EFT. All funds, documents and exhibits called for herein shall be delivered at or prior to Closing.

         IN WITNESS WHEREOF, EFT and HPI have executed this Agreement as of the date first given above.

For Hadronic Press, Inc.                    For EarthFirst Technology



/s/ CARLA SANTILLI                          /s/ LEON TOUPS
------------------------                    -----------------------------------
Carla Santilli, President                   Leon Toups, Executive Vice President


                                            Ratified by its President
                                            and Chief Executive Officer


                                            /s/ JOHN STANTON
                                            -----------------------------------
                                            John Stanton


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